Exhibit 99.1

Fortress Repurchases 60.6 Million Class A Shares From Strategic Partner Nomura

Companies Reaffirm Long-Standing Business Relationship

New York, NY. February 13, 2014 – Fortress Investment Group LLC (“Fortress”) and Nomura Holdings, Inc. (“Nomura”) today announced that Fortress has repurchased Nomura’s 12 percent ownership stake for $363.4 million, or $6.00 per share. In conjunction with the transaction, the companies have recommitted to a strategic and mutually beneficial business relationship that has supported Fortress’s significant expansion in Asia since 2006.

“Nomura’s early investment in Fortress and the expertise they have provided as a strategic partner have contributed significantly to the growth and evolution of our company,” said Fortress Co-Chairman and Co-Founder Wes Edens. “We are very pleased to announce a transaction that provides compelling benefits to both Fortress shareholders and to the corporate objectives of a valued business partner.”

David Findlay, President and CEO of Nomura Holding America Inc., said: “Nomura values the great relationship and partnership that we always had with Fortress as one of its principal investors. We’re looking forward to continuing our relationship with Fortress, and are excited about the opportunity to contribute in an investment banking role to Fortress’s future success.”

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with approximately $58 billion in assets under management as of September 30, 2013. Founded in 1998, Fortress manages assets on behalf of over 1,500 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.

About Nomura

Nomura is an Asia-based financial services group with an integrated global network spanning over 30 countries. By connecting markets East & West, Nomura services the needs of individuals, institutions, corporates and governments through its three business divisions: Retail, Asset Management, and Wholesale (Global Markets and Investment Banking). Founded in 1925, the firm is built on a tradition of disciplined entrepreneurship, serving clients with creative solutions and considered thought leadership. For further information about Nomura, visit www.nomura.com.

Contact:

Gordon E. Runté

Fortress Investment Group LLC

+1-212-798-6082

Jonathan Hodgkinson

Nomura Holding America Inc.

+1-212-667-1484